Item 77C - Scudder Dynamic Growth Fund

Registrant incorporates by reference Scudder Advisor Fund's
Registration Statement on Form N-14, Scudder Advisor Fund's Proxy
Statement dated September 2004, filed on October 18, 2004 (Accession No. 0001193125-04-173009).

Shareholder Meeting Results:

A Special Meeting of Shareholders of the Scudder Dynamic Growth
Fund was held on December 10, 2004. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To approve an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of Scudder Dynamic Growth Fund to Scudder Mid Cap Growth Fund, in exchange for shares of Scudder Mid Cap Growth Fund and the assumption by Scudder Mid Cap Growth Fund of all of the liabilities of Scudder Dynamic Growth Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder Dynamic Growth Fund in complete liquidation of Scudder
Dynamic Growth Fund.

Affirmative 	Against 	Abstain
41,111,018.989 	1,390,512.451	1,721,557.426

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